Exhibit 99.1

MELA Sciences Regains Compliance with NASDAQ Listing Requirements

Irvington, NY, July 29, 2014 — MELA Sciences, Inc. (NASDAQ: MELA), developer of the MelaFind® system, an optical diagnostic device approved for use in the U.S. and the European Union to assist dermatologists in melanoma diagnosis, today announced that it has received a letter from The NASDAQ Stock Market advising that the Company has regained compliance with NASDAQ’s minimum bid price listing requirement.

MELA Sciences has satisfied the terms of the NASDAQ Listing Qualifications Panel by complying with the minimum bid price requirement of $1.00 per share under NASDAQ Listing Rule 5550(a)(2), and all other criteria for continued listing on The NASDAQ Capital Market. Accordingly, NASDAQ has advised that the matter is now closed.

About MELA Sciences, Inc. www.melasciences.com

MELA Sciences is a medical technology company dedicated to designing and developing innovative software-driven technology for the clinical early detection and prevention of skin cancer. MELA Sciences conducted the largest, positive prospective study ever done on the melanoma disease, and is the first and only medical technology company to receive both FDA Pre-Market Approval (PMA) for the U.S. and CE Marking certification for the European Union for a device of this nature.

Media	Investors
Diana Garcia Redruello	Andrew McDonald
MELA Sciences, Inc.	LifeSci Advisors, LLC
212-518-4226	646-597-6987
dgarcia@melasciences.com	Andrew@LifeSciAdvisors.com